Exhibit 99.2

SEMPRA ENERGY
Table F (Unaudited)

Income Statement Data by Business Unit

Three Months Ended March 31, 2008

(Dollars in millions)	SDG&E	SoCalGas	Commodities	Generation	Pipelines & Storage	LNG	Consolidating Adjustments, Parent & Other	Total

Operating Revenues	$ 746	$ 1,556	$ 457	$ 446	$ 93	$ (10)	$ (18)	$ 3,270

Cost of Sales and Other Operating Expenses	540	1,375	351	357	88	12	1	2,724

Depreciation & Amortization	77	71	6	14	2	-	5	175

Operating Income (Loss)	129	110	100	75	3	(22)	(24)	371

Other Income (Expense), Net	3	-	-	3	8	15	(4)	25

Income (Loss) before Interest & Taxes (1)	132	110	100	78	11	(7)	(28)	396

Net Interest Expense (Income) (2)	26	13	5	2	(1)	1	2	48

Income Tax Expense (Benefit)	32	40	39	31	4	1	(20)	127

Equity in Earnings of Certain Unconsolidated Subsidiaries	-	-	3	-	18	-	-	21

Net Income (Loss)	$ 74	$ 57	$ 59	$ 45	$ 26	$ (9)	$ (10)	$ 242

Three Months Ended March 31, 2007

(Dollars in millions)	SDG&E	SoCalGas	Commodities	Generation	Pipelines & Storage	LNG	Consolidating Adjustments, Parent & Other	Total

Operating Revenues	$ 709	$ 1,368	$ 512	$ 397	$ 77	$ (7)	$ (52)	$ 3,004

Cost of Sales and Other Operating Expenses	514	1,191	474	299	70	10	10	2,568

Depreciation & Amortization	75	69	7	12	3	-	3	169

Operating Income (Loss)	120	108	31	86	4	(17)	(65)	267

Other Income (Expense), Net	4	(2)	-	-	-	-	9	11

Income (Loss) before Interest & Taxes (1)	124	106	31	86	4	(17)	(56)	278

Net Interest Expense (Income) (2)	24	12	2	(7)	1	1	13	46

Income Tax Expense (Benefit)	38	39	4	39	(1)	(8)	(48)	63

Equity in Earnings of Certain Unconsolidated Subsidiaries	-	-	46	-	12	-	-	58

Discontinued Operations	-	-	-	-	-	-	1	1

Net Income (Loss)	$ 62	$ 55	$ 71	$ 54	$ 16	$ (10)	$ (20)	$ 228

(1) Management believes "Income (Loss) before Interest & Taxes" (Operating Income plus Other Income, Net) is a useful measurement of our business units' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income taxes, neither of which is directly relevant to the efficiency of those operations.

(2) Net Interest Expense (Income) includes Interest Income, Interest Expense and Preferred Dividends of Subsidiaries.